UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2012

CorEnergy Infrastructure Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 W. 115th Street, Suite 210, Leawood, KS		66211
(Address of Principal Executive Offices)		(Zip Code)

(913) 981-1020

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Purchase and Sale Agreement

On December 7, 2012, Pinedale Corridor, LP (“Pinedale LP”), a newly formed subsidiary of CorEnergy Infrastructure Trust, Inc. (the “Company”), entered into a Purchase and Sale Agreement with Ultra Wyoming, Inc., an indirect wholly-owned subsidiary of Ultra Petroleum Corp. (“Ultra Petroleum”). The Purchase and Sale Agreement provides for Pinedale LP’s acquisition, for $225 million in cash, of a system of pipelines and central gathering facilities (the “LGS”) and certain associated real property rights in the Pinedale Anticline in Wyoming (the “Acquisition”). The Purchase and Sale Agreement provides that at the closing of the Acquisition Pinedale LP will enter into a 15-year triple net lease (the “Lease”) relating to the use of the LGS with Ultra Wyoming LGS, LLC, an indirect wholly-owned subsidiary of Ultra Petroleum (the “Tenant”). The Lease provides for a minimum annual base rent of $20 million, subject to inflation adjustment. The Tenant’s obligations under the Lease will be guaranteed by Ultra Petroleum. The Acquisition is expected to close in mid-December, subject to the satisfaction of customary closing conditions.

The description of the Purchase and Sale Agreement set forth in this Item 1.01 is qualified in its entirety by the full Purchase and Sale Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Subscription Agreement

On December 7, 2012, Pinedale LP and Pinedale GP, Inc., a newly formed subsidiary of the Company and the general partner of Pinedale LP (“Pinedale GP”), entered into a Subscription Agreement with Ross Avenue Investments, LLC, an indirect wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential”), pursuant to which Prudential has agreed to fund a portion of the Acquisition by investing $30 million in cash in Pinedale LP, and Pinedale GP has agreed to fund a portion of the Acquisition by contributing approximately $134 million in cash to Pinedale LP. The investments contemplated by the Subscription Agreement are expected to close in mid-December, subject to the satisfaction of customary closing conditions. Following the closing, Prudential will hold a limited partner interest in Pinedale LP, and Pinedale GP will hold a general partner interest. Prudential will hold approximately 18% of the economic interest in Pinedale LP, and Pinedale GP will hold approximately 82% of the economic interest.

The description of the Subscription Agreement set forth in this Item 1.01 is qualified in its entirety by the full Subscription Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Credit Agreement

On December 7, 2012, Pinedale LP entered into a $65 million secured Term Credit Agreement (the “Credit Facility”) with KeyBank National Association (“KeyBank”) serving as a lender and the administrative agent on behalf of other participating lenders. Funding of the Credit Facility is conditioned on our contribution, through Pinedale GP, of cash to Pinedale LP and the receipt by Pinedale LP of the funds from the Prudential co-investment described above. Outstanding balances under the Credit Facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.25%. The Credit Facility will remain in effect through December 2015, with an option to extend through December 2016. The Credit Facility will be secured by the LGS.

The description of the Credit Agreement set forth in this Item 1.01 is qualified in its entirety by the full Credit Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the Credit Facility set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 8.01 Other Events

On December 10, 2012, the Company issued a press release announcing the Acquisition and the entry into the Credit Facility and Subscription Agreement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1	Purchase and Sale Agreement, dated December 7, 2012, by and between Ultra Wyoming, Inc. and Pinedale Corridor, LP**

10.1	Subscription Agreement, dated December 7, 2012, by and among Pinedale GP, Inc., Ross Avenue Investments, LLC and Pinedale Corridor, LP.

10.2	Term Credit Agreement, dated December 7, 2012, by and among Pinedale Corridor, LP, KeyBank National Association, as lender and KeyBank National Association, as administrative agent

99.1	Press Release dated December 10, 2012

**	Portions of the Lease Agreement attached as an exhibit to the Purchase and Sale Agreement have been omitted pursuant to a request for confidential treatment.

The confidential portions have been provided to the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated: December 7, 2012	By:	/s/ David J. Schulte
David J. Schulte
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated December 7, 2012, by and between Ultra Wyoming, Inc. and Pinedale Corridor, LP**

10.1	Subscription Agreement, dated December 7, 2012, by and among Pinedale GP, Inc., Ross Avenue Investments, LLC and Pinedale Corridor, LP

10.2	Term Credit Agreement, dated December 7, 2012, by and among Pinedale Corridor, LP, KeyBank National Association, as lender and KeyBank National Association, as administrative agent

99.1	Press Release dated December 10, 2012

**	Portions of the Lease Agreement attached as an exhibit to the Purchase and Sale Agreement have been omitted pursuant to a request for confidential treatment.

The confidential portions have been provided to the SEC.